EXHIBIT B

      The name and principal occupation or employment, which in each instance is with Paramount Capital Asset Management, Inc. ("Paramount Capital") located at 787 Seventh Avenue, 48th Floor, New York, New York, 10019, of each executive officer and director of Paramount Capital is as follows:

                                                  PRINCIPAL OCCUPATION
      NAME                                           OR EMPLOYMENT
      ----                                           -------------

Lindsay A. Rosenwald, M.D.                 Chairman of the Board of Paramount
                                           Capital Asset Management, Inc.,
                                           Paramount Capital Investments, LLC
                                           and Paramount Capital, Inc.

Mark C. Rogers, M.D.                       President of Paramount Capital Asset
                                           Management, Inc., Paramount Capital
                                           Investments, LLC and Paramount
                                           Capital, Inc.

Peter Morgan Kash                          Director of Paramount Capital Asset
                                           Management, Inc., Senior Man aging
                                           Director, Paramount Capital, Inc.

Dr. Yuichi Iwaki                           Director of Paramount Capital Asset
                                           Management, Inc., Professor, Uni
                                           versity of Southern California School
                                           of Medicine

Item 2.

      During the five years prior to the date hereof, none of the above persons (to the best of Paramount Capital's knowledge) was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

      Please refer to Items 3-6 herein reporting the beneficial ownership.